EXHIBIT 99.1

En Pointe Technologies, Inc. Reports Financial Results for the Second Quarter of Fiscal 2005 – Total Net Sales Up 19% Over Prior Year Fiscal Quarter

Los Angeles, CA – May 12, 2005 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its second fiscal quarter and six months ended March 31, 2005. Total net sales in the second quarter of fiscal 2005 grew 19% to $73.1 million as compared to the $61.3 million reported for the second quarter of fiscal 2004. Net income for the second quarter of fiscal 2005 was $90,000, or $0.01 per basic and diluted share, as compared with the net income of $205,000, or $0.03 per basic and diluted share, reported in the second quarter of fiscal 2004.

“We are pleased to report that En Pointe’s total net sales improved substantially from the comparative quarter of fiscal 2004” said Bob Din, CEO of En Pointe Technologies, Inc. “Our focused team efforts have started yielding higher revenues in certain targeted areas of our business, including logistics and managed services, software licensing and product fulfillment.”

Both service and product revenues exhibited balanced, double-digit percentage growth results with service revenues increasing 21% and product revenues increasing 19% during the March 2005 quarter as compared with that of the March 2004 quarter.

Mr. Din added, “our investment in growth and training has resulted in increased expenses but we believe that such investment will yield long term results in the form of higher revenues.”

For the six months ended March 31, 2005, total net sales increased 19% to $148.3 million from $124.9 million during the comparable period in the prior fiscal year with most of that increase coming from product sales.

Compared to the same quarter last year, total gross profits declined 2%, from $8.2 million to $8.0 million, with services gross profits declining 18% and product gross profits improving 13%. The 18% decline in service gross profits resulted primarily from the Company’s efforts to increase its service revenues by offering more competitive pricing in the marketplace to attract the business. During the March 2005 quarter, the Company’s logistics and managed services business contributed $3,266, or 41%, of the Company’s total gross profits, as compared to $4,003, or 49%, in the quarter ended March 31, 2004.

With the 2% decline in total gross profits coupled with a 10% increase in selling and marketing expenses resulting primarily from the Company’s build-up of its software licensing business as well as certain other infrastructure investments, the Company experienced a $417,000 operating loss for the March 2005 quarter as compared to $319,000 in operating income during the March 2004 quarter. However, after taking into consideration insurance recovery, income tax benefit, and affiliate loss allocations to minority interests in the March 2005 quarter, the Company attained a bottom-line profit of $90,000, marking its seventh consecutive profitable quarter.

As noted in prior press releases, En Pointe holds an approximate 38% ownership interest in Premier BPO, Inc., an offshore business process outsourcing provider (“PBPO”), and as a result under FIN 46 accounts for its investment as a Variable Interest Entity by consolidating PBPO’s results with its own. During the quarter ended March 31, 2005, the Company’s net income includes approximately $317,000 of consolidated PBPO losses incurred during such period.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream information technology products available in the U.S. while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company’s customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to the Company’s Annual Report on Form 10- K for the fiscal year ended September 30, 2004 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: Changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and, availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	March 31,	September 30,
	2005	2004
	(Unaudited)

ASSETS:
Current assets:
Cash	$9,482	$16,072
Restricted cash	71	71
Accounts receivable, net	40,553	31,571
Inventories, net	6,133	7,105
Prepaid expenses and other current assets	1,073	578

Total current assets	57,312	55,397
Property and equipment, net	2,291	5,346
Other assets	926	689

Total assets	$60,529	$61,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$13,259	$13,971
Borrowings under line of credit	21,555	18,309
Accrued liabilities	3,639	4,087
Other current liabilities	2,322	1,151

Total current liabilities	40,775	37,518
Long term liability	163	5,628

Total liabilities	40,938	43,146
Minority interest	1,128	308
Total stockholders' equity	18,463	17,978

Total liabilities and stockholders' equity	$60,529	$61,432

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)
	Three months ended		Six months ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales:
Product	$60,760	$51,077	$124,657	$103,028
Service	12,295	10,191	23,673	21,848

Total net sales	73,055	61,268	148,330	124,876
Cost of sales:
Product	56,063	46,921	114,991	95,750
Service	9,029	6,188	16,470	12,143

Total cost of sales	65,092	53,109	131,461	107,893
Gross profit:
Product	4,697	4,156	9,666	7,278
Service	3,266	4,003	7,203	9,705

Total gross profit	7,963	8,159	16,869	16,983
Selling and marketing expenses	5,930	5,381	12,281	11,177
General and administrative expenses	2,450	2,459	4,706	5,085

Operating (loss) income	(417)	319	(118)	721
Interest expense, net	3	212	99	417
Other income, net	(371)	(104)	(484)	(153)

(Loss) income before income taxes and minority interest	(49)	211	267	457
(Benefit) provision for income taxes	(59)	15	24	30

Income before minority interest	10	196	243	427
Minority interest in affiliate loss	80	9	149	19

Net income	$90	$205	$392	$446

Net income per share:
Basic	$0.01	$0.03	$0.06	$0.07

Diluted	$0.01	$0.03	$0.06	$0.06

Weighted average shares outstanding:
Basic	6,839	6,741	6,839	6,730

Diluted	7,175	6,942	7,108	6,870